Aircraft Lease Portfolio Securitisation 92-1 Limited

22 Grenville Street

St. Helier, Jersey

JE4 8PX Channel Islands

PRESS RELEASE

July 21, 2005

Aircraft Lease Portfolio Securitisation 92-1 Limited (the “Company”) today filed a Form 15 with the Securities and Exchange Commission (“SEC”) to suspend its duty under Section 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) to file reports, thereby relieving the Company of the requirement to file annual reports on Form 20-F and other periodic reports with the SEC.

The Company determined that it has less than 300 holders of record of each of its Class A Certificates, its Class B Certificates, its Class C Certificates and its Class D Certificates and thus qualifies for suspension of reporting under the 1934 Act.

The Company will continue to publish an annual report together with audited consolidated financial statements prepared in accordance with U.S. GAAP as well as monthly cash flow reports. The Company’s monthly and annual reports as well as other supplementary and periodic public information will be made available on its website at www.alps92.com.

For further information you may contact the Company’s Administrative Agent at the address below.

Daniel LeBlancq

Mourant & Co.

22 Grenville Street

St. Helier, Jersey

JE4 8PX Channel Islands

Phone: 011-44-1534-609-639

Fax: 011-44-1534-609-333

e-mail: daniel.leblancq@mourant.com